Exhibit 10.1

CUSTOM TRUCK ONE SOURCE, INC.

April 25, 2022

Raymond Todd Barrett

Dear Todd:

This letter (this “Letter Agreement”) memorializes the agreement between you and Custom Truck One Source, Inc. (the “Company”) regarding certain changes to your compensation in connection with your appointment to serve as Interim Chief Financial Officer of the Company. This Letter Agreement shall be effective as of the effective date of such appointment (the “Effective Date”). In connection with such appointment, you hereby agree as follows:

1.	Your annual base salary following the Effective Date, including during the period in which you serve as Interim Chief Financial Officer and following such period, will be $275,000;

2.	You will be entitled to receive an additional payment of $10,000 per month for as long as you hold the title of Interim Chief Financial Officer (the “Additional Payment”), which Additional Payment will be prorated for any partial month;

3.	You will be entitled to receive a car allowance of $1,200 per month following the Effective Date, including during the period in which you serve as Interim Chief Financial Officer and following such period; and

4.	You will also be entitled to receive a one-time cash bonus of $100,000, payable to you (a) 120 days following the effective date of appointment of a permanent Chief Financial Officer, subject to your continued employment through the payment date, or (b) if earlier, within 30 days following your termination of employment by the Company without “Cause” or by you with “Good Reason” (each as defined in that certain Employment Agreement, dated as of March 9, 2022, between you and the Company (the “Employment Agreement”)), provided that you otherwise satisfy the conditions to payment of severance benefits under the Employment Agreement (including timely execution and non-revocation of a release of claims).

For the avoidance of doubt, once you no longer serve as Interim Chief Financial Officer, you will no longer be entitled to receive the Additional Payment. You agree that such expiration of the Additional Payment shall not constitute Good Reason under the Employment Agreement.

All terms and provisions of the Employment Agreement not described in this Letter Agreement, either expressly or by necessary implication, will remain in full force and effect. This Letter Agreement and the Employment Agreement represent the entire understanding of the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior arrangements and understandings regarding same.

Please sign and date this Letter Agreement and return it to me to indicate your acceptance of these terms.

Sincerely,

CUSTOM TRUCK ONE SOURCE, INC.

By:	/s/ Fred Ross
Name:	Fred Ross
Title:	Chief Executive Officer

Accepted and Agreed by:

/s/ Raymond Todd Barrett
Raymond Todd Barrett